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Exhibit 10.44

EMPLOYMENT CONTINUATION AGREEMENT

        THIS AGREEMENT is made this 8th day of April, 2004 (the "Agreement"), by and between NEUSTAR, INC., a Delaware corporation (the "Employer"), and Mark Foster (the "Employee").

WITNESSETH

        WHEREAS, the Employee is a full-time employee of the Employer;

        WHEREAS, the Employer and the Employee wish to make arrangements for the continuation of Employee's employment on a part-time basis in certain circumstances;

        NOW THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Employee hereby agree as follows:

        1.    Effectiveness; Employment, Duties and Agreements.

          (a)    Upon the Employer ending the Employee's status as a full-time employee without Cause or the Employee terminating his full-time employment status for Good Reason (a "Status Change Event"), the Employee shall remain an employee of the Employer, subject to the terms hereof, on a part-time basis. The date of the Status Change Event is referred to herein as the "Status Date." For purposes of this Agreement, other than payment obligations, "Employer" shall also include subsidiaries of the Employer. For purposes hereof

            (i)    "Cause" means, in connection with an existing employment agreement between the Employee and the Employer, the Employer having "Cause," as defined in such agreement, to terminate the Employee's service in accordance with the provisions of such agreement or, in the absence of such an employment agreement, upon (i) acts of the Employee which constitute fraud, theft, dishonesty or willful misconduct on the part of the Employee with regard to the Employer or in connection with his duties for the Employer, (ii) willful engagement in conduct materially injurious to the Employer, (iii) failure of the Employee to attempt in good faith to comply with lawful written instruction of the Employer after five (5) days' notice in writing of the Employee's failure to attempt to do so and the intention of the Employer to terminate the Employee's service if such failure is not corrected, (iv) failure of the Employee to attempt in good faith to perform his duties after ten (10) days; notice in writing of the Employee's failure to attempt to do so and the intention of the Employer to terminate the Employee's service if such failure is not corrected, (v) the Employee having been convicted of, or plead no contest to, a charge of a felony (other than a traffic violation) or any other crime involving fraud, dishonesty or moral turpitude, or (vi) the reasonable determination by the Employer that the Employee has failed to comply with the Employer's Code of Conduct, as it may be amended from time to time (the "Code of Conduct").

            (ii)    "Good Reason" means, without the Employee's prior written consent, any of the following events or conditions and the failure of the Employer to cure such event or condition within thirty (30) days after receipt of written notice from the Employee, provided that Employee serves notice of such event and intended termination within sixty (60) days of its occurrence:

              (A)    A substantial diminution in the Employee's status, title, position, authority, duties or responsibilities, except in connection with the Employee's termination of service with the Employer for Cause, disability, death or by the Employee other than for Good Reason or temporarily as a result of Employee's incapacity or other absence;

              (B)    A reduction in the Employee's annual base salary other than in connection with a reduction for all senior management; or

              (C)    The Employer requiring the Employee to be based at any office location that is more than fifty (50) miles from both (i) the Employee's then existing office location and (ii) his then house.

          (b)    Upon the Status Date, provided the Employee executes within twenty-one (21) days of its presentation by Employee a release in the form standardly used by Employer (appropriately adopted to reflect this Agreement) and does not revoke it, (i) this Agreement shall supersede any agreements between the Employee and the Employer and any employee benefit plans or arrangements that could provide severance benefits to the Employee (collectively, the "Severance Arrangements") (and if such release is not timely executed or is revoked, this Agreement shall be null and void), and the Employee shall in no event be entitled to any benefits under such Severance Arrangements, (ii) notwithstanding any provisions in any equity grant, no further vesting shall occur with regard to any equity grant after the Status Date, and (iii) Employee shall participate in the Employer's benefit plans during the Term (as defined below) to the extent he continues to satisfy the eligibility requirements for participation in such benefit plans (and subject to any restrictions imposed by the benefit plan underwriters with respect to such participation) and he pays the full monthly premium costs with regard to such benefit plans.

          (c)    The term of Agreement shall commence as of the date hereof and continue for a period of two (2) years following the Status Date (the "Term"), provided that the Employee may terminate this Agreement at any time for any reason and the Employer may terminate this Agreement at any time for (i) Cause, (ii) as a result of Other Employment (as defined in Section 1(e) below), or (iii) as a result of material breach by the Employee of any of his obligations set forth herein, provided that in the case of (iii) if such breach is of Section 1(d), such termination may only take place if the Employer has prior thereto given Employee written notice of such breach and Employee has failed to cure such breach within ten (10) days of the giving of such notice. The date on which this Agreement terminates pursuant to the preceding sentence shall be referred to herein as the "Termination Date."

          (d)    During the term of this Agreement, the Employer hereby agrees to employ the Employee on a part-time basis. The Employee hereby accepts such employment and shall provide such services at such times as reasonably requested by the Employer, provided that in no event shall the Employer require the Employee to provide more than 10 hours of service in any week. The Employee shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Employer or its delegate. The services shall be of a dignity comparable with Employee's prior position as a full-time employee and may include (without limitation) special projects, transition assistance, relationship matters, industry association activities and conventions, customer visits and general advice. During the Employee's employment hereunder, the Employer shall reimburse the Employee for reasonable business expenses incurred in connection with the performance of his duties hereunder in accordance with the Employer's usual policies and practices, including those as to approval and documentation. Employee's office location shall be at such facility of Employer as he was located immediately prior to the Status Date (or such other facility within thirty-five (35) miles thereof as designated by Employer). Employer will make available space and administrative assistance at such location as reasonably required by Employee to perform his duties hereunder, but Employee shall not be required to report to the office or perform his duties therein except when specifically requested to do so by Employer.

          (e)    In the event that Employee commences any other employment or material consulting activities during the Term, he shall promptly notify Employer (Other Employment). If the Employer in good faith determines that such activities will materially interfere with Employee's ability to timely and adequately perform his services hereunder (or thereafter they so interfere). Employer may terminate Employee's employment hereunder if Employee commences such activities (or does not cease such activities within ten (10) days) after being notified thereof.

          (f)    The Employee acknowledges that he has received a copy of the Code of Conduct, and agrees to abide by such Code of Conduct. During the Term, Employee shall not provide any service or advice to any competitor, hire or assist any person or entity in hiring or soliciting for hire any employee of Employer, solicit or assist any person or entity in soliciting any customer of Employer with regard to any competitive product or service or take any action adverse to the best interest of the Employer and its affiliates. During and after the Term, Employee shall not disparage Employer or its affiliates or their respective officers, directors or employees and shall fully cooperate with Employer with regard to any information related to matters Employee was previously involved in. Furthermore, during and after the Term, the restrictions on Employee's activities set forth in Article V of the Company's Key Employee Severance Pay Plan as currently in effect (the "Plan") shall apply as if fully set forth herein with the Status Date being treated as the "Termination Date" and the execution of this Agreement being the necessary agreement referred to therein (but with no right to receive Severance Benefits thereunder), provided that the "Restricted Period" under Section 5.1 of the Plan shall apply until, and only until, the later of (i) one (1) year from the Status Date, and (ii) the end of the Term.

        2.    Compensation.

          (a)    During the Term, as compensation for the agreements made by the Employee herein, the Employer shall pay the Employee at a Base Salary rate equal to fifty percent (50%) of the Base Salary rate he was receiving immediately prior to the Trigger Date.

          (b)    The Employee recognizes that his status as an employee for any equity or benefit plans shall be determined by applicable law and that the Employer makes no representation or warranty as to such status or treatment and that he shall have no rights for any payment or benefit under the Plan upon expiration of the Term or any other termination of employment.

          (c)    In the event that (i) the Employee resigns his employment hereunder and provides the Employer at least thirty (30) days' prior written notice thereof, or (ii) Employee provides the required notice under Section 1(e) on a timely basis and as a result thereof Employee's employment is terminated, promptly after the date of termination Employer shall pay to Employee eighty percent (80%) of the Base Salary Employee would have received hereunder between the date of termination and the scheduled end of the two (2) year term hereunder.

        3.    Miscellaneous.

          (a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

    If to the Employer:

    NeuStar, Inc.
    46000 Center Oak Plaza
    Sterling, VA 20166
    Attention: General Counsel

    If to the Employee:

    Mark Foster
    38 Christopher Lane
    Sterling, VA 20165

or to such other address as any party hereto may designate by notice to the other, and shall be deemed to have been given upon receipt.

          (b)    This Agreement by and between the Employee and the Employer constitutes the entire agreement between the parties hereto with respect to the Employee's employment, and supersedes and is in full substitution for any and all prior understandings or agreements, whether oral or written, with respect to the Employee's employment.

          (c)    This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

          (d)    (i) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

      (ii)    The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place. As used in the Agreement, the "Employer" shall mean both the Employer as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

          (e)    The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

          (f)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO HER PRINCIPLES OF CONFLICTS OF LAW.

          (g)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          (h)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

          (i)    All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

          (j)    The Employee acknowledges and confirms that he has had the opportunity to seek such legal, financial and other advice and representation as he has deemed appropriate in connection with this Agreement.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NEUSTAR, INC.
/s/ MICHAEL LACH Name: Michael Lach Title: Chief Operating Officer
/s/ MARK FOSTER Mark Foster

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WITNESSETH